UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

February 20, 2009

US FARMS, INC.

(Exact name of registrant as specified in its charter)

Nevada	000-27487	88-0350156
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1635 Rosecrans Street, Suite C San Diego, California	92106
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code: (858) 488-7775

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 – Corporate Governance and Management

Items 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointments of Principal Officers

On February 20, 2009, the Registrant accepted the resignations from Donald Hejmanowski and Darin Pines as members of the Board of Directors. At this time, no one has been chosen to fill the vacancies left by the resignations of Mr. Pines and Hejmanowski.

On February 20, 2009, the Registrant accepted the resignation from Darin Pines as the Company’s Chief Operating Officer. Effective on the same date to fill the vacancy created by Mr. Pines’ resignation, the Company appointed Richard L. Hogan as the Company’s Interim Chief Operating Officer. The Registrant and Mr. Hogan are currently in the processes of finalizing an employment agreement; however, as of the date hereof there is not a written employment agreement in place.

Richard L. Hogan, age 52, Mr. Hogan began his Nursery career over 30 years ago as Nursery propagation manager for Ades & Gish Nursery. Mr. Hogan has run and built multiple nurseries including a three-year stay in Saudi Arabia as nursery manager for Riyadh's Diplomatic Quarter Nursery. Mr. Hogan was responsible for native seed collection and consulting for King Fahads park and the kings palace in Riyadh. Mr. Hogan joined US Farms, Inc. in 2005 as the companies’ horticulturist. Mr. Hogan handles the day-to-day operations of the nursery facilities as well as the research and development of all agricultural operations. Mr. Hogan maintains a significant background in the plant mail order business with over 20 years of plant mail order experience.

Section 8 - Other Events

Item 8.01 Other Events

The Company has consolidated its nursery operations to 1345 Rainbow Valley Blvd., Fallbrook, California 92028, nursery location of its subsidiary American Nursery Exchange, Inc., to lower monthly overhead and centralize the Company’s e-commerce plant mail order business and forth coming aloe vera juice sales.

During 2006, the Company entered into a one year lease agreement for a 5-acre nursery/greenhouse facility for its American Nursery Exchange business activities in Valley Center, California at $4,500 per month.  This agreement has been on a month to month basis and has been terminated effective February 27, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

US Farms, Inc.

By: /s/ Yan K. Skwara

Date: February 27, 2009

Yan K. Skwara, Chief Executive Officer